UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2013

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 2, 2013, our stockholders voted to amend and restate the Ecolab Inc. 2010 Stock Incentive Plan (the “2010 Plan”).  (See also Item 5.07 below.)  The 2010 Plan became effective on May 6, 2010 and provides for the grant of stock options, stock appreciation rights, restricted stock awards, stock unit awards and performance awards to employees, consultants, advisors and independent contractors of the Company and its subsidiaries, as well as to non-employee directors of the Company.  Several amendments to the 2010 Plan were approved by our stockholders, including amendments to increase the aggregate number of shares that may be issued by 17,000,000 shares, extend the termination date by approximately three years, amend share counting mechanics for shares tendered or withheld to satisfy tax withholding obligations, allow for compensation recovery in certain circumstances and change the basis for determining vesting and payout of a performance-based award upon a change in control to an assumed target level of performance rather than maximum level of performance. Unless terminated earlier, the 2010 Plan will terminate on May 2, 2023.  This summary of the 2010 Plan is qualified in its entirety by reference to the full text of the 2010 Plan, a copy of which is attached as Exhibit (10.1) and incorporated by reference herein.  A more detailed summary of the amendments and the 2010 Plan can also be found in our proxy statement for the 2013 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on March 15, 2013.

Item 5.07  Submission of Matters to a Vote of Security Holders.

Ecolab’s Annual Meeting of Stockholders was held on May 2, 2013.  A copy of the News Release issued by Ecolab in connection with this report under Item 5.07 is attached as Exhibit (99.1).

At the meeting, 88.9% of the outstanding shares of our voting stock were represented in person or by proxy.  The first proposal voted upon was the election of 13 Directors for a one-year term ending at the annual meeting in 2014. The 13 persons nominated by our Board of Directors received the following votes and were elected:

	For	Against	Abstain	Broker Non-Votes
Douglas M. Baker, Jr.	231,666,040	9,340,394	1,245,226	20,706,238
Barbara J. Beck	239,710,426	2,276,196	265,038	20,706,238
Leslie S. Biller	236,528,086	5,462,881	260,693	20,706,238
Stephen I. Chazen	239,511,972	2,475,539	264,149	20,706,238
Jerry A. Grundhofer	236,668,874	5,285,990	296,796	20,706,238
Arthur J. Higgins	238,542,097	3,438,124	271,439	20,706,238
Joel W. Johnson	235,953,302	6,041,063	257,295	20,706,238
Michael Larson	216,883,671	25,101,722	266,267	20,706,238
Jerry W. Levin	235,534,363	6,483,093	234,204	20,706,238
Robert L. Lumpkins	237,115,668	4,881,565	254,427	20,706,238
Victoria J. Reich	239,677,211	2,317,550	256,899	20,706,238
Mary M. VanDeWeghe	239,656,811	2,336,235	258,614	20,706,238
John J. Zillmer	238,214,873	3,784,575	252,212	20,706,238

The second proposal voted upon was the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.  The proposal received the following votes and was approved:

For	Against	Abstain	Broker Non-Votes
259,499,062	3,230,602	228,234	0

The third proposal was to approve amendments to the Ecolab Inc. 2010 Stock Incentive Plan. The proposal received the following votes and was approved:

For	Against	Abstain	Broker Non-Votes
226,032,694	15,767,719	451,247	20,706,238

The fourth proposal was an advisory vote to approve the compensation of the executives disclosed in the Proxy Statement. The proposal received the following votes and was approved:

For	Against	Abstain	Broker Non-Votes
235,764,375	4,649,122	1,838,163	20,706,238

The fifth proposal was a stockholder proposal requesting the Compensation Committee to adopt a supplemental policy on stock retention requirements for senior executives. The proposal received the following votes and was not approved:

For	Against	Abstain	Broker Non-Votes
56,186,225	184,990,885	1,074,550	20,706,238

The sixth proposal was a stockholder proposal requesting the Board of Directors to adopt a new political contributions policy requiring political contributions to incorporate company values and requesting quarterly reporting on political expenditures.  The proposal received the following votes and was not approved:

For	Against	Abstain	Broker Non-Votes
10,753,939	207,472,714	24,025,007	20,706,238

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

(10.1)	Ecolab Inc. 2010 Stock Incentive Plan, as amended and restated effective May 2, 2013.

(99.1)	Ecolab Inc. News Release dated May 2, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: May 3, 2013	By:	/s/Michael C. McCormick
Michael C. McCormick
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing
(10.1)	Ecolab Inc. 2010 Stock Incentive Plan, as amended and restated effective May 2, 2013.	Filed herewith electronically.

(99.1)	Ecolab Inc. News Release dated May 2, 2013.	Filed herewith electronically.